Exhibit 99.1

Dyadic Receives $3 Million Grant to Develop Cost-Effective Monoclonal Antibodies for RSV and Malaria Using C1 Platform Technology

Grant Received from the Bill & Melinda Gates Foundation to Fund Development of Affordable Therapeutics

Jupiter, FL, November 21, 2024 – Dyadic International, Inc. (NASDAQ: DYAI), a global biotechnology company, announced today that it has been awarded a $3 million grant from the Gates Foundation for the cell line development of monoclonal antibodies (mAbs) targeting respiratory syncytial virus (RSV) and malaria utilizing the company’s proprietary C1 protein production platform to provide globally accessible treatment options for underserved populations.

RSV is a major cause of lower respiratory tract infection morbidity and mortality in children globally, causing 3.2–36 million hospitalizations and more than 100,000 deaths annually, 99% of which occur in low-income and middle-income countries (LMICs). In 2022, there were an estimated 249 million malaria cases and 608,000 malaria deaths globally, with the WHO African Region accounting for 94% of cases and 95% of deaths.

“Thanks to this new grant from the Gates Foundation, we are advancing our C1 platform to develop affordable therapeutics, addressing RSV, malaria, and promoting global health equity," said Mark Emalfarb, Founder and CEO of Dyadic. "We believe C1's increased efficiency and cost-effectiveness can expand access to therapeutics and vaccines for populations impacted by health disparities.”

Despite the potential of monoclonal antibodies to treat and protect against infectious diseases like RSV and malaria, they’re expensive to produce and remain out of reach for many of the world’s most vulnerable people. Innovation in the manufacturing of monoclonal antibodies can help reduce costs and make these therapeutics more accessible and affordable in LMICs.

This grant will support the enhancement of the C1 platform, to enable rapid, cost-effective production of high-quality monoclonal antibodies (mAbs) to improve global access to critical treatments. Focusing on RSV and malaria, diseases that disproportionately impact LMICs, this initiative aims to deliver affordable, effective therapeutic solutions and help address urgent global health challenges.

The versatile C1-cell protein production platform is based on an industrially proven microorganism (C1) designed to accelerate development, reduce production costs, and improve the scalability and performance of biologic vaccines and therapeutics for both human and animal health markets. Currently, the C1 platform is being utilized in collaborations with leading pharmaceutical, biotech, academic, and government organizations to develop innovative vaccines and treatments. If these research efforts succeed, Dyadic plans to commercialize these and other antibodies through licensure, expanding access to affordable treatment options for patients worldwide and reducing the global burden of infectious diseases.

About Dyadic International, Inc.

Dyadic International, Inc., is a biotechnology company focused on the efficient large-scale manufacture of proteins for use in human and animal vaccines and therapeutics and for use in non-pharmaceutical applications including food, nutrition, and wellness.

Dyadic’s gene expression and protein production platforms are based on the highly productive and scalable fungus Thermothelomyces heterothallica (formerly Myceliophthora thermophila). Our lead platform, C1-cell protein production platform, is based on an industrially proven microorganism (named C1), which is currently used to speed development, lower production costs, and potentially improve performance of biologic vaccines and drugs at flexible commercial scales for the human and animal health markets. Dyadic has also developed the DapibusTM filamentous fungal based microbial protein production platform to enable the rapid development and large-scale manufacture of low-cost proteins, metabolites, and other biologic products for use in non-pharmaceutical applications, such as food, nutrition, and wellness.

Dyadic is focusing on leveraging its microbial platform technologies for itself and its collaborators in a wide range of applications, including human and animal vaccines, therapeutics, food, nutrition, wellness, and internal biological products.

For more information about Dyadic International, visit www.dyadic.com.

Safe Harbor Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding Dyadic International’s expectations, intentions, strategies, and beliefs pertaining to future events or future financial performance, such as the success of our clinical trial and interest in our protein production platforms, our research projects and third-party collaborations, as well as the availability of necessary funding. Actual events or results may differ materially from those in the forward-looking statements because of various important factors, including those described in the Company’s most recent filings with the SEC. Dyadic assumes no obligation to update publicly any such forward-looking statements, whether because of new information, future events or otherwise. For a more complete description of the risks that could cause our actual results to differ from our current expectations, please see the section entitled “Risk Factors” in Dyadic’s annual reports on Form 10-K and quarterly reports on Form 10-Q filed with the SEC, as such factors may be updated from time to time in Dyadic’s periodic filings with the SEC, which are accessible on the SEC’s website and at www.dyadic.com.

Contact:

Dyadic International, Inc.
Ping W. Rawson
Chief Financial Officer
Phone: (561) 743-8333
Email: ir@dyadic.com